UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2003

Summus, Inc.  (USA)
 (Exact name of registrant as specified in its charter)

Florida	0-26925	65-0185306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Hannover Square Suite 600 434 Fayetteville Street Raleigh, North Carolina	27601
(Address of principal executive offices)	(Zip Code)

(919) 807-5600
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Item 5.     Other Events.

                Summus, Inc. (USA) today announced that it has completed a private placement through institutional investors in which it will issue a total of 4,000 shares of its Series D Convertible Preferred Stock (the “Series D”) in exchange for gross proceeds of $4 million. The Company has received approximately $3.9 million net of expenses from this private placement.  These 4,000 shares of the Series D are convertible into 20,000,000 shares of Summus’ common stock.  In connection with the issuance of the Series D, Summus also issued warrants to purchase 10,000,000 shares of its common stock at a price of $0.35 per share.

                “Our main goal with this financing was to strengthen our balance sheet and remove some of the perceived uncertainty related to our financial condition,” said Bjorn Jawerth, CEO of Summus.  Dr. Jawerth also stated, “We are now able to attract institutional funding from groups that see the potential of Summus and how it fits in the wireless telecommunications space.  This development gives us access to the necessary resources to execute on our business plan.”

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 10, 2003	SUMMUS, INC. (USA) By: /s/ Gary E. Ban Gary E. Ban Chief Operating Officer